UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2014

CESCA THERAPEUTICS INC.
(Formerly Known As ThermoGenesis Corp.)
(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)            Effective the close of business on October 28, 2014, Mr. Matthew Plavan ceased to be employed as the Chief Executive Officer of Cesca Therapeutics Inc (the Company).

(c)            Effective the close of business on October 28, 2014, Mr. Robin Stracey, age 56, was appointed interim Chief Executive Officer.

Mr. Stracey is currently, and has been since 2011, a member of the Company's Board of Directors.  Since June 2013, Mr. Stracey has served as Managing Director of Apex Life Science Advisors LLC. From July 2012 to June 2014, he was Director, President, and Chief Executive Officer of Integrated Fluidics, Inc., a privately-held microfluidics company. From December 2007 to April 2012, he was the President and Chief Executive Officer of Cantimer Incorporated, a privately-held biosensor company. Mr. Stracey has also held senior executive positions at Applied Imaging Corporation,  Thermo Electron Corporation, now Thermo Fisher Scientific,  and Dade Behring Inc. Mr. Stracey has a Bachelor of Science degree with honors from the University of Nottingham in the United Kingdom and is a graduate of the Executive Program at the Stanford University Graduate School of Business.

Mr. Stracey has no familial relationship with any other director or executive officer of Company.

As interim Chief Executive Officer, Mr. Stracey will be compensated at the rate of $425,000 per annum until his successor has been selected.  Mr. Stracey has not entered into any other material plan, contract or written or oral arrangement regarding compensation, grant or award.

As a result of Mr. Stracey's appointment as interim Chief Executive Officer, he is no longer deemed an independent director and will resign from the audit, compensation and governance and nominating committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc.
a Delaware Corporation

Dated: November 3, 2014	/s/ Dan T. Bessey
Dan T. Bessey,
Chief Financial Officer